ENVIRONMENT ONE CORPORATION

                     Amended and Restated Stock Option Plan


                         Amended Effective: May 1, 1991
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                           ENVIRONMENT ONE CORPORATION
                              AMENDED AND RESTATED
                                STOCK OPTION PLAN


1.       ESTABLISHMENT AND PURPOSE

         There is hereby established the Company's Amended and Restated Stock Option Plan (the "Plan"), the purpose of which is to further the growth and development of the Company by granting to certain directors, officers and employees of the Company or its subsidiaries, as an incentive and to encourage share ownership, options to purchase Common Stock of the Company and thereby obtain a proprietary interest in the enterprise and a more direct stake in its continuing welfare.

2.       ADMINISTRATION
         The plan shall be administered by a committee of the Company's Board of Directors comprised of two or more directors who are "disinterested persons" as defined in Rule 166-3 of the Securities and Exchange Commission ("the Committee"). Options shall be granted within the limits of the Plan from time to time by the Committee, which shall designate the persons to whom options are to be granted, the number of shares subject to such options, and the option price.

3.       SHARES SUBJECT TO THE PLAN
         The maximum number of shares which may be issued pursuant to options granted under the Plan shall be 400,000 shares of Common Stock of the Company, subject to adjustment as provided in Section 6. Such shares may be authorized and unissued shares or issued and reacquired shares as the Committee from time to time may determine. If an option shall terminate for any reason, the shares subject to but not delivered under such option shall be available for other options.

4.       PARTICIPANTS
         All directors, officers and other key employees of the Company or any of its subsidiaries who are from time to time largely responsible for the management, growth, and protection of the business of the Company and its subsidiaries shall be eligible to be granted options under the Plan. The Committee shall choose from such eligible directors, officers and employees those to whom options shall be granted. More than one option may be granted to a participant if the Committee so determines.

5.       TERMS OF PURCHASE
         Each option granted under the Plan shall be evidenced by a Stock Option Agreement which shall be executed by the Company and by the optionee and shall contain (together with such other terms and conditions as the Committee may deem advisable) the following terms and conditions:

         (a) Each option shall expire ten years after the date on which it is granted (or such shorter period as the Committee shall determine at the time of grant) or on the date on which the Optionee terminates his position either as a director, officer or employee of the Company or any of its subsidiaries, whichever date first occurs.

         (b) Each option shall vest and become exercisable in five equal (or as nearly equal as is possible) annual installments, or such greater or lesser number of installments as the Committee may determine.

         The first installment shall vest and become exercisable one year after the date on which the option is granted and subsequent installments annually thereafter. Installments shall be cumulative. No option shall be exercisable in whole or in part after its expiration date except that:

                  (i) if the option expires by reason of the death of the optionee, the option may be exercised, to the extent then vested, at any time within 12 months after the optionee's death by the person to whom the option shall have been transferred by will or by the laws of descent and distribution, and

                  (ii) if the option expires by reason of the termination of the optionee's position either as a director, officer or employee of the Company or any of its subsidiaries otherwise than by death or for good cause (as determined by the Board of Directors), the option may be exercised, to the extent then vested, at any time within three months after such expiration date.

         (c) Each option shall be non-assignable and non-transferable otherwise than by will or by the laws of descent and distribution.

         (d) The price for which each share covered by an option may be purchased shall be not less than 100% of the fair market value thereof at the time the option is granted, as determined by the committee, provided that in no event shall the price for any share be less than the par value thereof.

6.       EFFECT OF CHANGES IN SHARES
         If the Company shall subdivide, combine or reclassify its Common Stock or shall declare any dividend thereon payable in shares of Common Stock or shall take any other action of a similar nature affecting the same, other than pursuant to a vote of stockholders at any meeting held prior to the effective date of this plan, then the number and class of shares thereafter available for option under the Plan (both in the aggregate and to any participant) shall be adjusted accordingly and, in the case of each option outstanding at the time of any such action, the number and class of shares which may thereafter be purchased pursuant to such option and the option price per share shall be adjusted to such extent as may be determined by the committee, with the approval of independent accounts and counsel, to be necessary to preserve in all material respects the rights of the optionee.

7.       CONSOLIDATION, MERGER OR SALE OF ASSETS
         If the Company shall consolidate or merge with or shall sell all or substantially all of its assets to any other corporation, provision shall be made in the plan or agreement relating to such transaction (either by way of substituted options or otherwise) so that holders of all outstanding and unexercised options, the number and class of shares of stock or other securities or property, if any, to which such optionee would have been entitled pursuant to the terms of such plan or agreement if immediately prior to the date of such transaction such optionee had exercised all of such outstanding and unexercised options. The dissolution or liquidation of the Company shall not be deemed a sale of assets for the purpose of applying the provisions of this paragraph 7.

8.       PURCHASE FOR INVESTMENT
         No option may be exercised unless at the time of such exercise the optionee represents that the shares then being acquired under such option are being purchased for investment and not with a view to distribution thereof provided that such requirement shall be inoperative if a Registration Statement has been filed with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, and is in effect with respect to such shares at the time of such exercise.

9.       AUTHORITY OF THE BOARD
         The Board is authorized to interpret the Plan and to make and amend such regulations with respect thereto as it may deem appropriate in its discretion. Subject to the express provisions of the Plan, the Committee shall have plenary authority to determine the persons to whom, and the times at which, options shall be granted, the number of shares to be subject to each option, and the times at which shares may be purchased.

10.      CONDITIONS
         No option shall be granted or shall be exercisable if the grant of the option, or the exercise and the delivery of shares pursuant thereto, would be contrary to law or the regulations of any duly constituted authority having jurisdiction.

11.      AMENDMENT OR DISCONTINUANCE
         For the purpose of meeting any provisions or changes in pertinent law or governmental regulations, or for any other purposes which at the time may be permitted by law, the Board of Directors, from time to time, may amend or revise the terms of the Plan, but in no event shall there be any amendment or revision of the Plan without the approval of the stockholders which shall (a) increase the total number of shares which may be issued pursuant to the options granted under the Plan, (b) change the class of persons eligible to receive options under the Plan, or (c) withdraw the administration of the Plan from the Committee.

12.      USE OF PROCEEDS
         The proceeds received by the Company from the sale of Common Stock pursuant to the Plan may be used for general corporate purposes.

13.      DATE OF ADOPTION
         This Plan as amended and restated is effective as of May 1, 1991, subject to the approval of the stockholders of the Company.


Dated: December, 1991